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                                               MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                                        COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                                         COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                                        (dollars in millions)



                                                                       YEAR ENDED LAST FRIDAY IN DECEMBER

                                                   2000             1999             1998              1997              1996
                                               -----------      -----------      -----------        -----------      ------------
                                               (52 weeks)       (53 weeks)       (52 weeks)         (52 weeks)        (52 weeks)


Pre-tax earnings                                   $ 5,717          $ 4,206          $ 2,120            $ 3,102           $ 2,671

Add:  Fixed charges (excluding capitalized
      interest and preferred security
      dividend requirements of subsidiaries)        18,307           13,235           17,237             15,128            11,605

                                                   -------          -------          -------            -------           -------
Pre-tax earnings before fixed charges               24,024           17,441           19,357             18,230            14,276

Fixed charges:
   Interest                                         18,052           12,987           17,014             14,938            11,426
   Other  (a)                                          465              451              354                240               187

                                                   -------          -------          -------            -------           -------
   Total fixed charges                              18,517           13,438           17,368             15,178            11,613

Preferred stock dividends                               55               56               58                 62                74
                                                   -------          -------          -------            -------           -------
Total combined fixed charges
   and preferred stock dividends                   $18,572          $13,494          $17,426            $15,240           $11,687
                                                   -------          -------          -------            -------           -------

Ratio of earnings to fixed charges                    1.30             1.30             1.11               1.20              1.23

Ratio of earnings to combined fixed charges
   and preferred stock dividends                      1.29             1.29             1.11               1.20              1.22




(a)   Other  fixed  charges   consists  of  the  interest   factor  in  rentals,
      amortization  of  debt  issuance  costs,   preferred   security   dividend
      requirements of subsidiaries, and amortization of capitalized interest.

Note: Prior period amounts have been restated to reflect the merger with Herzog, Heine, Geduld, Inc. as required under pooling-of-interests accounting.

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